Exhibit 10.1

RAND LOGISTICS, INC.

RAND LOGISTICS, INC 500 FIFTH AVENUE 50TH FLOOR NEW YORK, NEW YORK 10110 Telephone: (212) 644-3450 Facsimile: (212) 644-6262

May 7, 2015

Mr. Mark S. Hiltwein

Dear Mr. Hiltwein,

On behalf of Rand Logistics, Inc. and its wholly owned subsidiaries (collectively, "Rand" or the "Company") we are pleased to extend you an offer of employment to join the Company. Your title will be Vice President and Chief Financial Officer and you will report to the President and CEO of Rand. You will be responsible for accounting, finance, purchasing and procurement and information technology for Rand and all of its subsidaries. Your primary work location will be at our New York City, New York, Port Dover, Ontario and Traverse City, Michigan offices, with regular travel required to meet with the Company's vessel crews. Your start date will be May 11, 2015.

Cash Compensation

Your annual base salary will be $350,000, and you will be eligible to participate in Rand's Short and Long Term Incentive compensation programs for our fiscal year ending March 31, 2016. Your target short-term (cash) bonus will be 57% of your base salary. 60% of your target short term performance will be based on the Company achieving budgeted EBITDA and the remainder will be base equally upon the performance of your departments and the achievement of your professional and personal goals and objectives.

Equity Compensation

Within 30 days of the commencement of your employment anticipated in May 2015, we will award you a one-time sign-on incentive of 100,000 options to purchase Rand common stock. The exercise price, vesting provisions and term will be mutually agreed prior to the commencement of your employment.

You will also be eligible to participate in Rand's fiscal 2016 long-term incentive program, which will be initially targeted to equal 71% of your base salary. The annual equity awards will typically be composed of 60% restricted stock and 40% options.

Mark. S. Hiltwein
May 7, 2015

The restricted stock portion of the award is performance based and is triggered based on achieving defined return on invested capital targets. Restricted share values will be calculated based on the market share price on the date of each annual grant. Restricted shares vest over a four-year period, with restrictions on 1/5th of the award vesting on each anniversary of the initial award and vesting date, subject to acceleration upon a change in control. Option values for compensation expense purposes, will be calculated using the Black-Scholes Model based on market data on the date of each annual grant, but are not taxable to you when granted.

All options will have a 10-year term and will be granted with an exercise price equal to the fair market value of the Company's common stock on the date of grant. 1/5th of the grant will be vest on the award date and the remainder will vest equally over a four-year period on each anniversary of the initial award date, subject to acceleration upon a change in control.

The restricted stock and option award notices contain customary non-compete, non-solicitation and confidentiality convenants.

Benefits

You are entitled to Rand's standard health & welfare benefits programs upon commencement of your employment, which will be outlined for you in the new hire paperwork process should you accept this offer of employment. In summary, Rand's standard health and welfare benefits programs at the present time include the following:

●	Oxford High Deductible Medical Plan with substantial underlying HRA cash card (Both are 100% paid by the Company).

●	Delta Dental Plan (100% paid by the Company). Principal Life Insurance (up to $300K subject to a Principal acceptable physical).

●	AD&D, Short Term Disability and Long-Term Disability (100% paid by the Company).

You will be eligible to participate in the Company's 401(k) Plan, which provides a dollar-for-dollar match on the first 5% of salary deferral (up to the IRS maximum employer compensation limit) starting on the first day of the calendar quarter after you complete six months of service.

Annual vacation entitlement will be four weeks per year.

Other

This offer is contingent upon successful completion of our standard drug and alcohol screening and standard background check. Your employment with the Company or any other Rand affiliates will be on an "at will" basis. This letter confirms the major elements of our offer of employment. Other important terms of your employment will be governed by the Rand employee handbook and handbook supplement, if applicable.

Mark. S. Hiltwein
May 7, 2015

Mark, please let Joe Mchugh Rand's CFO (617 513 4243) or me know if you have any offer-related questions that have not been addressed in this letter, and confirm your receipt and agreement with these terms of employment by signing and returning a copy of this letter to me. We look forward to your joining our Company and are excited about the contribution that you will make to Rand.

Sincerely,

RAND LOGISTIC, INC.

/s/ Edward Levy Edward Levy President and CEO

Understood and agreed:

/s/ Mark S. Hiltwein
Mark S. Hiltwein
5/7/15
Date